Exhibit 10.1

December 31, 2019

Rick Van Nieuwenhuyse
958 Chena Pump Road
Fairbanks, AK 99709

Dear Rick:

I am pleased to make this offer to you on behalf of the Board of Directors of Contango Ore, Inc. (“Company”) for the position of President and Chief Executive Officer.  Please read the letter carefully, as it supersedes all of our prior discussions, understandings, and agreements regarding your employment by the Company.

As we have discussed, I would remain as Executive Chairman to support you in any way that helps maximize our shareholder value.  This is a full-time position.

Once you accept the position, you will be elected to the Board of Directors as a voting member while you are Chief Executive Officer, and would be expected to attend board meetings held at least once per quarter.  You would also report to the Board of Directors.

The beginning base salary for the position is $US350,000 annually and an initial grant of 75,000 shares of Restricted Stock (RS). Additionally, 100,000 stock options will be granted and will be priced at the closing price on the date of grant. Your employment with the Company will begin on January 6, 2020. All RS and options vest in two tranches, half at the end of the first year of employment and the other half at the end of the second year of employment and are conditioned on your employment through those dates.  These RSs and options would vest sooner and immediately upon the sale of the Company, or a Change of Control event during your employment.  A Short Term Incentive Plan (STIP) will provide for a payout equal to 100% of the base salary if the established goals are met, and 200% should these goals be exceeded as established in the STIP.  This would be paid in the form of 50% cash and 50% RS’s.  A Long Term Incentive Plan (LTIP) would be established that provides for a target payout of 150% of base salary to be paid in the form of 50% RSs and 50% options should LTIP goals be met. Additionally, should your employment with the Company be terminated after two years of employment other than for cause, you will receive one year’s salary as severance pay.

In order to be eligible to receive the STIP and LTIP payouts, you would need to be employed on the date of payment or grant.  In addition, the STIP and LTIP payouts would be subject to the vesting, forfeiture, termination, redemption, and other terms, conditions, and restrictions in the STIP and LTIP plan documents which would need to be adopted by the Company after your start date and subject to approval by the Company’s Board of Directors and any award agreements required by the Board of Directors.  To extent not set forth in the plan documents, factors such as conditions for STIP and LTIP payouts, the amount of payouts, payout targets, performance goals, performance assessments, and when payouts are paid, are at the sole discretion of the Board of Directors.  Your performance goals for 2020 are set forth in Exhibit A to this letter.  At or near the beginning of each calendar year during your employment after 2020, the Board would consult with you in good faith before establishing performance goals for the applicable year with the objective of adopting goals which are reasonably attainable.

Mr. Rick Van Nieuwenhuyse
December 30, 2019

The Company would provide you with, or cause you to receive, employment benefits standard for your area in Alaska in terms of health insurance, vacation, and the like.  Such benefits will be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or terminated by the Company or its affiliate in accordance with the terms of the applicable documents or policies.

We understand you have preexisting commitments, ownership in certain mining assets, and board seats in the mining industry.  We also understand that you have preexisting ownership in other mining projects, as well as board seats.  We would expect you to catalogue these activities in writing for the Board of Directors at the beginning of your employment so there is no misunderstanding regarding your ownership and time commitments.  Going forward, any new projects you source in the metals/mining space will need to be for the benefit of the Company, and the expectation is that you would work as a fiduciary to the Company at all times during your employment with the Company, as is standard for executive officers of public companies in the US metals and mining industry.

Your primary work location would be in Fairbanks at a location to be selected after you join, and the Company will reimburse you for reasonable travel, entertainment, or office expenses as is customary and as is supported by appropriate substantiating documentation.

Finally, thank you for your prompt execution of our notice-and-consent forms required for your pre-employment background check.  This offer is contingent upon satisfactory completion of that check.

Should these terms be acceptable to you, please execute below and return, I look forward to your acceptance.

/s/ Brad Juneau	/s/ Rick Van Nieuwenhuyse
Brad Juneau	Rick Van Nieuwenhuyse
Chairman

Date Executed: January 6, 2020	Date Executed: January 3, 2020